Filed pursuant to Rule 433. Registration statement nos. 333-179685, 333-179685-01, 333-184147 and 333-184147-01

News Release

RBS TRENDPILOT AND ALTERNATOR INDEX UPDATE

Stamford, CT, October 31, 2012

Due to the market disruptions resulting from Hurricane Sandy, RBS confirms the following regarding if and how index disruption events were applied to the RBS
Trendpilot(TM) Indices and the RBS US Large Cap Alternator Index. RBS consulted with the respective index calculation agents prior to making these decisions.

RBS Oil Trendpilot(TM) Index

[] On Friday October 26(th), the RBS Oil Trendpilot(TM) Index (the "Index") had
its 5(th) consecutive negative trend and as a result it was scheduled to switch from the RBS
12 Month Oil Total Return Index to the Cash Rate effective at the open of trading on the second immediate index business day following the 5(th)
consecutive negative trend.
[] Monday October 29(th) and Tuesday October 30(th) were DISRUPTED DAYS for the
RBS Oil Trendpilot(TM) Index.  On both days, the NYMEX trading floor was closed and NYSE Arca, Inc. , the Index Calculation Agent, was unable to publish Index closing levels.
[] Wednesday October 31(st) will be considered an Index business day in the absence of any additional index disruption events. As a result the RBS Oil
Trendpilot(TM) Index will implement the switch from the RBS 12 Month Oil Total
Return Index to the Cash Rate effective at the open of trading on Thursday
November 1(st) in the absence of further index disruption events.

RBS Gold Trendpilot(TM) Index

[] Monday October 29(th) and Tuesday October 30(th) were valid index business days for the RBS Gold Trendpilot(TM) Index.  The LBMA PM Fixing did occur on
Monday October 29(th) and again on Tuesday October 30(th). On Monday October
29(th), the CME
Treasury Bill futures were open for trading from 8:20 am ET to 12pm ET which is over three hours.  On Tuesday October 30(th), the CME Treasury bill market was open for trading for its normal trading session.

RBS US Large Cap Trendpilot(TM) Index

RBS US Mid Cap Trendpilot(TM) Index

RBS NASDAQ-100([R]) Trendpilot(TM) Index

RBS China Trendpilot(TM) Index

RBS US Large Cap Alternator Index

[] Monday October 29(th) and Tuesday October 30(th) were index disruption days for these indices as US Equity markets were closed on Monday October 29(th) and
Tuesday October 30(th).

Head Office RBS Gogarburn PO Box 1000, Edinburgh, EH12 1HQ +44 (0) 131 556 8555
Registered in Scotland No 45551 Authorised and regulated by The Financial
Services Authority

News Release

[] Wednesday October 31(st) will be considered to be a valid index business day for these indices in the absence of any additional index disruption events.

-Ends-

Ed Canaday

Public Relations Manager

Telephone: + 1 203.897.1425

Mobile: + 1 203.595.1349

Email: ed.canaday@rbs.com

RBS Markets and International Banking (MandIB)

RBS Markets and International Banking (MandIB) is a leading banking partner to major corporations, financial institutions, government and public sector clients around the world. MandIB provides an extensive range of products and services in debt financing, global markets, risk management, investor products, financial advisory and transaction services. The division focuses on long-term client relationships and excellence in product execution underpinned by global insight, local knowledge and a prudent and sustainable banking model to meet the evolving market and regulatory backdrop. Committed to serving clients'
needs internationally, MandIB has on-the-ground operations in 38 countries.

The Royal Bank of Scotland Group (RBS)

The RBS Group is a large international banking and financial services company.
Headquartered in Edinburgh, the Group operates in the United Kingdom, Europe, the Middle East, the Americas and Asia, serving over 30 million customers worldwide. The Group provides a wide range of products and services to personal, commercial and large corporate and institutional customers through its two principal subsidiaries, The Royal Bank of Scotland and NatWest, as well as through a number of other well-known brands including Citizens, Charter One,
Ulster Bank, Coutts, Direct Line.

The Royal Bank of Scotland plc, The Royal Bank of Scotland N.V., RBS Holdings
N.V. and The Royal Bank of Scotland Group plc (collectively, the "RBS
Entities") have fi led registration statements (including prospectuses) with the U.S. Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been fi led by the RBS Entities with the SEC for more complete information about the RBS Entities, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov.
Alternatively, the issuer, RBS Securities Inc. (RBSSI) or any dealer participating in the offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS
(toll-free).

RBS conducts its U.S. securities business through RBS Securities Inc., a U.S.
registered broker-dealer, member of FINRA (http://www.finra.org) and SIPC
(http://www.sipc.org), and an indirect wholly-owned subsidiary of The Royal
Bank of Scotland plc. RBS is the marketing name for the securities business of
RBS Securities Inc. Copyright ([C]) 2012 RBS Securities Inc. All rights reserved.

Head Office RBS Gogarburn PO Box 1000, Edinburgh, EH12 1HQ +44 (0) 131 556 8555
Registered in Scotland No 45551 Authorised and regulated by The Financial
Services Authority